Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-147411) pertaining to the shares registered for public offering by Investcorp Technology Ventures L.P. and Form S-8 (No. 333-59856 and No. 333-04893) pertaining to the 2000 stock option plan and the 1995 stock option plan of our report dated March 30, 2009, on the consolidated financial statements of Wireless Telecom Group, Inc. as of and for the years ended December 31, 2008 and 2007.

/s/ PKF
Certified Public Accountants
A Professional Corporation

March 30, 2009
New York, New York